Information Analysis Incorporated	2007 Annual Report on Form 10-KSB

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Form SB-2 No. 333-95775, dated September 4, 2000 and Registration Statements (Form S-8 No. 33-26249, No. 33-305136 and No. 33-138836) pertaining to the 1986 Stock Option Plan, the 1996 Stock Option Plan and the 2006 Stock Incentive Plan of Information Analysis Incorporated and in the related prospectus’ of our report dated April 15, 2008 with respect to the 2007 and 2006 financial statements of Information Analysis Incorporated included in this Annual Report (Form 10-KSB).

/s/ Reznick Group, P.C.

Vienna, Virginia
April 15, 2008